Exhibit 4.3

PAETEC HOLDING CORP.

OFFICERS’ CERTIFICATE

January 12, 2010

Each of the undersigned hereby certifies in the name and on behalf of PAETEC Holding Corp. (the “Company”), pursuant to the authority granted in the accompanying resolutions of the duly appointed pricing committee (the “Pricing Committee”) of the Board of Directors of the Company and pursuant to Sections 2.03, 2.15, 13.03 and 13.04 of the Indenture, dated as of June 29, 2009 (as amended or supplemented as of the date hereof, the “Indenture”), by and among the Company, the guarantors party thereto and The Bank of New York Mellon, as Trustee (the “Trustee”), as follows in connection with the issuance as of the date hereof of $300,000,000 aggregate principal amount of the Company’s 8 7/8% Senior Secured Notes due 2017 (the “Additional Notes”).

1.    The aggregate principal amount of the Company’s 8 7/8% Senior Secured Notes due 2017 outstanding immediately prior to the issuance of the Additional Notes is $350,000,000.

2.    The aggregate principal amount of Additional Notes to be authenticated and delivered pursuant to the Indenture shall be $300,000,000.

3.    The issue date of the Additional Notes shall be January 12, 2010 (the “Issue Date”) and the issue price of the Additional Notes shall be 100.528% of the principal amount of the Additional Notes, plus accrued and unpaid interest from the last Interest Payment Date (as defined in the Indenture) in the amount calculated by multiplying (A) 8.875% by (B) the principal amount and multiplying that product by (C) the number of days from the last Interest Payment Date to, but excluding, the Issue Date divided by 360, resulting in an aggregate amount of accrued interest of $887,500.

4.    The Additional Notes shall be restricted securities and shall bear the Private Placement Legend (as defined in the Indenture).

5.    Each of the undersigned has read the covenants and conditions provided for in the Indenture relating to the execution, authentication and delivery of the Additional Notes, including the definitions therein relating thereto.

6.    The statements of the undersigned contained herein are based upon the reading of such covenants and conditions and upon our general knowledge of and familiarity with the operations of the Company, and upon the performance of our duties as officers of the Company.

7.    Each of the undersigned has made such examination or investigation as is necessary to enable us to express an informed opinion as to whether the covenants and conditions referred to in paragraph 5 above have been complied with.

8.    In the opinion of each of the undersigned, upon receipt by the Trustee of an Authentication Order (as required by Section 2.03 of the Indenture), this certificate and the resolutions of the Pricing Committee accompanying this certificate (as required by Section 2.15 of the Indenture), the Company will have complied with all such conditions and covenants.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have signed this certificate as of the date first set forth above.

PAETEC HOLDING CORP.

By:	/s/ Keith M. Wilson
	Name:	Keith M. Wilson
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Mary K. O’Connell
	Name:	Mary K. O’Connell
	Title:	Senior Vice President, General Counsel and Secretary

3